Exhibit 99.9

PRESS RELEASE
                            AMERICAN AMMUNITION, INC.
                              OTC: BB SYMBOL: AAMU

FOR IMMEDIATE RELEASE                          MEDIA CONTACT:   ANDRES FERNANDEZ
                                                                  (305) 835-7400

              AMERICAN AMMUNITION OUTLINES STRATEGIC PLANS FOR 2006

Miami,  Florida/January 10, 2006/American Ammunition,  Inc. (OTC Bulletin Board:
AAMU) announced today completion of its restructuring plan and completed an overview of its 2005 operations and outlined its strategic plans for 2006.

Sales in 2005 will exceed sales in 2004. AAMU expended a significant amount of time in 2005 competing for major orders and ended the 2005 year with a backlog of orders which will, based on these orders alone, generate sales in excess of 2005 sales. The exact increase for 2006 cannot be projected at this point. In addition AAMU expects a regular flow of incoming orders during 2006 which will add to making 2006 the best year yet for sales and production. Manufacturing operations improved with the acquisition and installation of additional more sophisticated equipment in 2005 to assure a better quality product while at the same time insuring the ability to produce more product. Incoming sales orders from the dealer direct program, government contracts and procurement, along with other special orders will enable AAMU to assure that 2006 is a better year for sales orders as well as a better year for completed production and actual sales. This combination of increased sales, increased production and a higher quality completed product should drive AAMU to a stronger, more dominant position in the marketplace in 2006 and coming years.

"We stand prepared in 2006 to excel and will demonstrate this through increased sales, more production, and a higher quality product. The result of all this activity will be an increased cash flow and should create greater investor value," said Andres Fernandez, President and CEO of American Ammunition, Inc.

Paul Goebel, Director of Marketing for American Ammunition, Inc. in further comments stated "our efforts in the past 24 months to build markets through the dealer direct program, foreign sales, as well as government contracts, can now be shifted to added production, revenues, reduction of costs and greater efficiency to further drive AAMU performance to a higher and more efficient level for the benefit of our shareholders.

About American Ammunition, Inc.- AAMU is an autonomous manufacturer of ammunition, with the technology and equipment to take advantage of the growing market. It has an excellent reputation within the industry. The ammunition industry has experienced a 28% average increase in revenues annually between 1991 through 1998, and the trend is expected to continue through the year 2006 and beyond. For further product information, please call 1-305-835-7400 or visit the website at: www.a-merc.com For Investor Relations information, please call:
1-305-446-4800 or e-mail: CISintr@netscape.net.

This release contains statements that constitute forward-looking statements. These statements appear in a number of places in this release and include all statements that are not statements of historical fact regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to, among other things: (i) the Company's financing plans; (ii) trends affecting the Company's financial condition or results of operations;
(iii) the Company's growth strategy and operating strategy; and (iv) the declaration and payment of dividends. The words "may," "would," "will," "expect," "estimate," "anticipate," "believe," "intend," and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company's ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.

CONTACT TEL:           (305) 446-4800        Capital Investment Services Inc.